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FORM 5                                                     OMB APPROVAL
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                                                    OMB Number        3235-0362
                                                    Expires:   October 31, 2001
                                                    Estimated average burden
                                                    hours per response......1.0
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                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

/ / Check box if no         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16. Form         Filed pursuant to Section 16(a) of the Securities
    4 or Form 5                              Exchange Act of 1934,
    obligations may                  Section 17(a) of the Public Utility
    continue. See            Holding Company Act of 1935 or Section 30(f) of
    Instruction 1(b).                   the Investment Company Act
/ / Form 3 Holdings                                of 1940
    Reported
/X/ Form 4
    Transactions
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Zavoral        Ernest                         INFOTOPIA, INC. (IFTA)                        to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
    211 Dartmouth Ave                             Person, if an entity       NOVEMBER 2001-     ----        title ---       below)
-------------------------------------------       (Voluntary)                APRIL '01                      below)
                 (Street)                                                 -------------------
                                                                          5. If Amendment,              President
    Canfield        OH               44406                                   Date of Original          ------------------------
-------------------------------------------       ----------------------     (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                                                (check applicable line)
                                                                                                 X  Form Filed by One Reporting
                                                                                                ----      Person
                                                                                                    Form Filed by More than One
                                                                                                ----      Reporting Person
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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-     6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)          curities Benefi-     ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at      Form:          direct
                                               (Instr. 8)                               the end of Issuer's  Direct         Benefi-
                                  (Month/                                               Fiscal Year          (D) or         cial
                                   Day/                 ----------------------------    (Instr. 3 and 4)     Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                      11/09/00      P    1,240,000     A          $0.1094
Common Stock                      11/17/00      P    1,406,788     A          $0.01
Common Stock                      12/04/00      S      200,000     D          $0.01
Common Stock                      12/05/00      S      150,000     D          $0.106
Common Stock                      12/08/00      S      250,000     D          $0.100
Common Stock                      12/26/00      S      100,000     D          $0.109
Common Stock                      12/27/00      S      300,000     D          $0.172
Common Stock                      12/29/00      S      200,000     D          $0.144       1,446,788            D

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

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 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares

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                             9. Number of           10. Ownership Form          11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     By: /s/ Ernest Zavoral         7/18/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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